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+--------+
| FORM 4 |                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         Lindholm                    Randy                            D.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        46107 Landing Parkway
--------------------------------------------------------------------------------
                                   (Street)

        Fremont                       CA                              94538
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  VidaMed, Inc. (VIDA)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year   November 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X Director     X Officer             ___ 10% Owner    ___ Other
    ---            ---(give title below)                       (specify below)
     President, Chief Executive Officer & Chairman of the Board
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

     X Form filed by One Reporting Person
    ---
    ___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           11/14/01       M            5,000        A         $0.781                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           11/14/01       S            5,000        D         $6.00                            D
                                      (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           11/15/01       M           15,000        A         $0.781                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           11/15/01       S           15,000        D         $6.15        28.827
                                      (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one reporting person see Instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (7-97)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of                                                       Disposed of (D)
                                      Deriv-              (Month/                                    (Instr. 3, 4, and 5)
                                      ative               Day/
                                      Security            Year)

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option                 $0.781             11/14/01             M                                        5,000
   (right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option                 $0.781             11/15/01             M                                       15,000
   (right to buy)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Month              rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
10/9/99          10/9/99    Common    5,000                                    64,996                D
(2)                          Stock
------------------------------------------------------------------------------------------------------------------------------------
10/9/99          10/9/99     Common  15,000                                    49,996                D
(2)                           Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) The sale reported in this Form 4 was effected pursuant to a Rule 10b5-1 trading plan adopted by the reporting person on August 22, 2001
(2) 25% of the option becomes exercisable within one year of the grant date, October 9, 1998, and 1/48th per month thereafter until fully exercised


          /s/ Randy D. Lindholm                 11/16/01
         -------------------------------  -----------------
          **Signature of Reporting Person        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-97)